UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

AVISTA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MyAvista.com/Social Media Communications Plan 07.19.2017

Myavista.com Homepage- Content pushed at 1:15pm PT

Headline on Hero Image:

Hydro One to acquire Avista (headline)

Partnership will enhance innovation, customer focus, and cost savings

Learn more links to new subpage:

Hydro One and Avista combine to create growing North American utility leader.

The transaction brings together two industry-leading regulated utilities with more than 230 years of collective operational experience, shared corporate cultures and values.

In partnership with Hydro One, Canada’s largest electricity transmission and distribution provider, we jointly announced a unique transaction under which we will become a subsidiary of Hydro One in a manner that preserves our identity and legacy and allows us to continue charting our own course in a rapidly consolidating industry landscape.

While this changes our ownership structure, it doesn’t change the things that matter most about Avista. We take very seriously our responsibility to be a good corporate citizen and community partner, and we are confident that this transaction is good news for our customers and the communities we serve.

Some of the key benefits are:

•	We will continue to operate under the Avista name from our Spokane headquarters, keeping jobs in our local communities.

•	Customers will continue to receive high quality, reliable energy services at a reasonable cost.

•	The communities we serve will continue to benefit from the important philanthropy and community development provided—in fact, Hydro One will nearly double our levels of community contributions.

•	With Hydro One as our partner, we will continue to uphold our longstanding commitment to environmental responsibility, innovation, safety, and reliability—as well as increase our ability to create cost savings and efficiencies.

For more information, see below:

•	News release (linked to PDF)

•	Community letter (linked to PDF)

•	FAQs (linked to PDF)

•	Link to Hydro One landing page for transaction details

Social Media

Facebook Post: 1:20pm PT (following myavista.com page go live)

Hydro One and Avista combine to create growing North American utility leader. The transaction brings together two industry-leading regulated utilities with more than 230 years of collective operational experience, shared corporate cultures and values.

In partnership with Hydro One, Canada’s largest electricity transmission and distribution provider, we jointly announced a unique transaction under which Avista will become a subsidiary of Hydro One in a manner that preserves our identity and legacy and allows us to continue charting our own course in a rapidly consolidating industry landscape.

Learn more about this announcement at myavista.com.

Twitter Post: 1:15pm PT (following myavista.com page go live)

@HydroOne and @AvistaUtilities announce a transaction under which Avista will become a subsidiary of Hydro One. http://bit.ly/2u5Ale5

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger transaction. Avista Corporation (“Avista”) intends to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the proposed merger transaction and this communication is not a substitute for the proxy statement or any other document that Avista may send to its shareholders in connection with the proposed merger transaction. THE INVESTORS AND SECURITY HOLDERS OF AVISTA ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Avista, Hydro One Limited (“Hydro One”) and the proposed merger transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of Avista’s proxy statement (when it becomes available) may be obtained free of charge upon request by contacting Avista Corporation, Marian Durkin, Corporate Secretary, 1411 East Mission Avenue, Spokane, Washington 99202. Avista’s filings with the SEC are also available on Avista’s website at: http:// investor.avistacorp.com. Investors and security holders may also read and copy any reports, statements and other information filed by Avista with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation of Proxies

This communication is not a solicitation of proxies in connection with the proposed merger transaction. However, Avista, Hydro One and certain of their respective directors, executive officers and other persons may be deemed under SEC rules to be participants in the solicitation of Avista shareholder proxies in respect of the proposed merger transaction. Information about Hydro One directors and executive officers is available in Hydro One’s management information circular, filed with Canadian securities regulators on March 27, 2017, in connection with its 2017 annual meeting of shareholders and is available on its website at www.HydroOne.com and also under its profile on SEDAR at www.sedar.com. Information regarding Avista’s directors and executive officers is available in Avista’s proxy statement filed with the SEC on March 31, 2017 in connection with its 2017 annual meeting of shareholders, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 22, 2017, each of which may be obtained from the sources above under “Additional Information and Where to Find It”. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests (which may be different than those of Avista’s investors and security holders), by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC when they become available.